United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 15, 2013

OXiGENE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21990	13-3679168
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Gateway Boulevard, Suite 210, South San Francisco, CA 94080
(Address of principal executive offices)

Registrant’s telephone number, including area code: (650) 635-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 – Results of Operations and Financial Conditions and Item 8.01 – Other Events.

As previously announced, in December 2012, the Company’s board of directors voted unanimously to implement a reverse split of the Company’s outstanding common shares at the ratio of one-for-twelve (1:12), and the reverse split was approved by the Company’s stockholders at a special meeting held on December 21, 2012. The reverse split became effective on December 28, 2012. All of the share amounts indicated in this filing have been adjusted to reflect the effect of this reverse split.

As of December 31, 2012, OXiGENE, Inc. expects to report cash, cash equivalents and restricted cash of approximately $5.0 million, compared with approximately $10.0 million at December 31, 2011.

In connection with OXiGENE’s at-the-market offering agreement with MLV & Co. LLC, OXiGENE issued approximately 26,500 shares of common stock for proceeds of approximately $0.1 million, during the three months ended December 31, 2012.

In connection with OXiGENE’s purchase agreement with Lincoln Park Capital Fund, LLC, OXiGENE issued approximately 66,500 shares of common stock for proceeds of approximately $0.4 million, during the three months ended December 31, 2012.

As of December 31, 2012 the Company had approximately 1,750,000 shares outstanding, compared to approximately 1,270,000 shares outstanding as of December 31, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXiGENE, Inc.

Date: January 15, 2013	/s/ Dr. Peter J. Langecker
By: Dr. Peter J. Langecker Its: Chief Executive Officer